Exhibit 99.1

MBIA Inc. Third Quarter 2021 Financial Results

November 3, 2021

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $123 million, or $(2.49) per share, for the third quarter of 2021 compared to a consolidated GAAP net loss of $58 million, or $(1.11) per share, for the third quarter of 2020. The adverse result versus last year’s third quarter was primarily due to greater loss and loss adjustment expenses (LAE) at National and at MBIA Insurance Corporation and an unfavorable comparison of other net realized gains and losses on consolidated VIEs. Partially offsetting these adverse changes were gains related to purchases of MBIA Global Funding LLC medium-term notes at discounts and accelerated premium earnings from the termination of an international structured finance policy. National’s loss and LAE for the third quarter of 2021 resulted primarily from two impacts regarding its Puerto Rico exposures. In October, National sold approximately $199 million, or about 16%, of the principal amount of its Puerto Rico Electric Power Authority (“PREPA”) related bankruptcy claims. The transaction monetizes part of National’s insurance loss recoverable, which will be available for investment, and reduces exposure to potential future volatility and ongoing risk of remediation around the PREPA credit. Loss reserve assumptions were modified to reflect market insight gained from the referenced PREPA bankruptcy claims sale and additional potential sales of similar PREPA bankruptcy claims. In addition, National’s insured Puerto Rico Commonwealth GO (“GO”) scenario assumptions were modified to incorporate the final terms of the Plan of Adjustment for distributions to bondholders, which includes a commutation of 27% of National’s outstanding insured bonds and an acceleration of 73% of National’s outstanding insured bonds. The assumptions also reflect the estimated fair value of certain collateral to be received by National, as of the date to be received, for the bonds not commuted as part of the Plan of Adjustment, which resulted in a reduction to the previously recorded estimated GO recoveries. The change in the quarter from scenario based cash flow loss reserve and recovery analysis to an estimate of fair value on the date of receipt, does not incorporate an estimate of both future potential security pricing and timing of sales, which will determine the ultimate economic value to National. The expected commutation and acceleration should occur shortly after Plan approval and will reduce National’s insured Puerto Rico Commonwealth GO exposure to zero.

Book value per share was negative $3.12 as of September 30, 2021 compared with a positive $2.55 as of December 31, 2020. The decrease in book value per share since year-end 2020 was primarily due to the year-to-date consolidated net loss, which included MBIA Corp.’s net loss that largely resulted from loss and LAE and accrued interest expense on its surplus notes.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $76 million or $(1.54) per diluted share for the third quarter of 2021 compared with an Adjusted Net Loss of $18 million or $(0.34) per diluted share for the third quarter of 2020. The adverse result was primarily due to increased losses and LAE at National that largely resulted from its insured Puerto Rico exposures.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income (loss), calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “We continue to make progress on our goal to reduce uncertainty related to our Puerto Rico exposure, with the anticipation that National will have no remaining insured General Obligation (GO) bond exposure upon the Plan of Adjustment’s effective date, as well as reducing our PREPA exposure and monetizing salvage into investible assets. The confirmation hearing related to the restructuring of Puerto Rico’s GO bonds commences next week and we expect the plan will be confirmed. The restructuring of the HTA and PREPA debt is expected to follow next year.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $290 million, or $(5.87) per diluted common share, for the nine months ended September 30, 2021 compared with a consolidated GAAP net loss of $497 million, or $(7.97) per diluted common share, for the first nine months of 2020. The lower net loss for 2021 was primarily due to lower loss and loss adjustment expenses related to insurance loss recoveries on collateralized debt obligations insured by MBIA Corp.

The Company’s Adjusted Net Loss for the nine months ended September 30, 2021 was $155 million or $(3.14) per diluted share compared with an Adjusted Net Loss of $137 million or $(2.20) per diluted share for the first nine months of 2020. The greater adjusted net loss for the first nine months of 2021 was primarily due to lower net investment income and higher operating expenses, partially offset by lower interest expense on MBIA Inc. debt.

MBIA Inc.

As of September 30, 2021, MBIA Inc.’s liquidity position totaled $210 million, consisting primarily of cash and cash equivalents and other liquid invested assets. During the quarter, the Company repurchased $42 million par value outstanding of GFL medium-term notes issued by the corporate segment at a weighted average cost of approximately 62% of par value. As of October 26, 2021, there were 54.4 million of the Company’s common shares outstanding.

National Public Guarantee Financial Corporation

National’s statutory net income of $61 million for the third quarter of 2021 was driven by a loss and LAE benefit of $35 million, resulting from the aforementioned sale of PREPA bankruptcy claims and changes in Puerto Rico Commonwealth GO assumptions to reflect the impact of the Plan of Adjustment. The differential between GAAP and statutory loss reserve activity is primarily due to two items: 1) modifications to the loss reserve assumptions for its Puerto Rico GO exposure, which, for statutory accounting, take into account National’s future expectations for the pricing and anticipated sales of the collateral received in exchange for Puerto Rico GO bonds (as opposed to GAAP accounting where the value of the exchange-related collateral is as of the date of receipt); and 2) the higher statutory discount rate (3.49%) applied to salvage versus the risk free rates applicable for GAAP.

National had statutory capital of $2.0 billion and claims-paying resources totaling $3.0 billion as of September 30, 2021. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $1.8 billion as of September 30, 2021. National’s insured portfolio declined by $1.8 billion during the quarter, ending the quarter with $37.7 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 19 to 1, down from 21 to 1 as of year-end 2020.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of September 30, 2021 was $143 million and claims-paying resources totaled $728 million. As of September 30, 2021, MBIA Insurance Corporation’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $493 million. At the end of the third quarter, MBIA Corp. repaid the outstanding $130 million of MZ Funding LLC financing facility’s 12% senior notes.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, November 4, 2021 at 8:00 AM (ET) to discuss its third quarter 2021 financial results and other matters relating to the Company. The conference call will consist of brief remarks followed by a question and answer session for investors.

The dial-in number for the call is (877) 876-9174 in the U.S. and (785) 424-1669 from outside the U.S. The conference call code is MBIAQ321. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on November 4 and will remain available until 11:59 p.m. on November 11 by dialing (877) 806-1920 in the U.S. or (402) 220-1606 from outside the U.S. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book Value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative book value of MBIA Corp.—We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp.—We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National—We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director, Head of

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	September 30, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,963 and $2,078)	$2,088	$2,257
Investments carried at fair value	246	196
Investments pledged as collateral, at fair value (amortized cost $4 and $6)	4	1
Short-term investments, at fair value (amortized cost $372 and $281)	372	282

Total investments	2,710	2,736
Cash and cash equivalents	108	158
Premiums receivable (net of allowance for credit losses $5 and $5)	185	216
Deferred acquisition costs	44	50
Insurance loss recoverable	1,537	1,677
Other assets	64	84
Assets of consolidated variable interest entities:
Cash	4	9
Investments carried at fair value	63	77
Loans receivable at fair value	77	120
Loan repurchase commitments	—	604
Other assets	24	20

Total assets	$4,816	$5,751

Liabilities and Equity
Liabilities:
Unearned premium revenue	$333	$405
Loss and loss adjustment expense reserves	850	990
Long-term debt	2,308	2,229
Medium-term notes (includes financial instruments carried at fair value of $102 and $110)	592	710
Investment agreements	271	269
Derivative liabilities	133	215
Other liabilities	194	161
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $292 and $350)	292	623

Total liabilities	4,973	5,602

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,936	2,962
Retained earnings (deficit)	(303)	(13)
Accumulated other comprehensive income (loss), net of tax of $8 and $8	90	115
Treasury stock, at cost--228,780,039 and 229,508,967 shares	(3,176)	(3,211)

Total shareholders’ equity of MBIA Inc.	(170)	136
Preferred stock of subsidiary	13	13

Total equity	(157)	149

Total liabilities and equity	$4,816	$5,751

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Premiums earned:
Scheduled premiums earned	$26	$14	$53	$45
Refunding premiums earned	3	2	10	10

Premiums earned (net of ceded premiums of $14, $1, $16 and $3)	29	16	63	55
Net investment income	16	16	45	59
Fees and reimbursements	5	2	6	2
Net gains (losses) on financial instruments at fair value and foreign exchange	11	13	42	(26)
Net gains (losses) on extinguishment of debt	16	—	30	—
Revenues of consolidated variable interest entities:
Net investment income	—	5	—	18
Net gains (losses) on financial instruments at fair value and foreign exchange	4	(4)	(10)	34
Other net realized gains (losses)	(9)	23	(14)	37

Total revenues	72	71	162	179
Expenses:
Losses and loss adjustment	125	48	232	427
Amortization of deferred acquisition costs	—	2	5	7
Operating	23	21	70	61
Interest	40	43	122	135
Expenses of consolidated variable interest entities:
Operating	2	1	5	4
Interest	5	14	18	42

Total expenses	195	129	452	676

Income (loss) before income taxes	(123)	(58)	(290)	(497)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$(123)	$(58)	$(290)	$(497)

Net income (loss) per common share:
Basic	$(2.49)	$(1.11)	$(5.87)	$(7.97)
Diluted	$(2.49)	$(1.11)	$(5.87)	$(7.97)
Weighted average number of common shares outstanding:
Basic	49,552,796	52,588,533	49,434,177	62,391,826
Diluted	49,552,796	52,588,533	49,434,177	62,391,826

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(123)	$(58)	$(290)	$(497)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(80)	(59)	(223)	(338)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	10	13	39	(47)
Foreign exchange gains (losses)(2)	5	(16)	18	(16)
Net gains (losses) on sales of investments(2)	2	22	1	41
Net gains (losses) on extinguishment of debt	16	—	30	—
Adjusted net income adjustment to the (provision) benefit for income tax	—	—	—	—

Adjusted net income (loss)	$(76)	$(18)	$(155)	$(137)

Adjusted net income (loss) per diluted common share	$(1.54)	$(0.34)	$(3.14)	$(2.20)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of September 30, 2021	As of December 31, 2020
Reported Book Value per Share	$(3.12)	$2.55
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(35.00)	(31.97)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	1.81	2.86
Include net unearned premium revenue in excess of expected losses	3.71	4.29
Shares outstanding in millions	54.4	53.7

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2021	December 31, 2020
Policyholders’ surplus	$1,615	$1,526
Contingency reserves	410	445

Statutory capital	2,025	1,971
Unearned premiums	319	355
Present value of installment premiums (1)	126	129

Premium resources (2)	445	484
Net loss and loss adjustment expense reserves (1)	(577)	(301)
Salvage reserves on paid claims (1)	1,126	961

Gross loss and loss adjustment expense reserves	549	660

Total claims-paying resources	$3,019	$3,115

Net debt service outstanding	$71,700	$79,074
Gross par outstanding	$37,715	$41,856
Capital ratio (3)	35:1	40:1
Claims-paying ratio (4)	24:1	25:1
Leverage Ratio (5)	19:1	21:1

MBIA Insurance Corporation

	September 30, 2021	December 31, 2020
Policyholders’ surplus	$106	$106
Contingency reserves	37	167

Statutory capital	143	273
Unearned premiums	50	79
Present value of installment premiums (6) (8)	51	73

Premium resources (2)	101	152
Net loss and loss adjustment expense reserves (6)	240	(478)
Salvage reserves on paid claims (6) (7)	244	1,045

Gross loss and loss adjustment expense reserves	484	567

Total claims-paying resources	$728	$992

Net debt service outstanding	$7,137	$9,327
Capital ratio (3)	50:1	34:1
Claims-paying ratio (4)	10:1	9:1

(1)	Calculated using discount rates of 3.49% as of September 30, 2021 and December 31, 2020.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Gross par outstanding divided by statutory capital.
(6)	Calculated using discount rates of 5.10% as of September 30, 2021 and December 31, 2020.
(7)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.
(8)	Based on the Company’s estimate of the remaining life for its insured exposures.